Exhibit 5.2

BETZER, ROYBAL & EISENBERG P.C.

ATTORNEYS AT LAW

4900 Lang Avenue NE, Suite 202

Albuquerque, New Mexico 87109

Phone: (505) 797-0105

Fax: (505) 797-0170

November 4, 2015

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation (“SFNTC”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the public offering by Reynolds American Inc., a North Carolina corporation (“RAI”), of up to $3,122,670,000 aggregate principal amount in seven series due 2016 through 2041 of RAI’s Senior Notes (collectively, the “New Notes”) and the related guarantee thereof (the “New Guarantees”) by SFNTC and certain other RAI subsidiaries (SFNTC and each such other subsidiary guarantor, a “Guarantor”). The New Notes will be issued pursuant to an indenture dated as of May 31, 2006, among RAI, as issuer, the Guarantors, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as supplemented by a first supplemental indenture dated as of September 30, 2006, the second supplemental indenture dated as of February 6, 2009, the third supplemental indenture dated as of September 17, 2013, and the fourth supplemental indenture, dated as of September 2, 2015 (as supplemented, the “2006 Indenture”). The New Guarantees are guarantees contained in the 2006 Indenture and in the forms of New Notes. The New Notes and New Guarantees are to be issued in exchange for a like principal amount of RAI’s currently outstanding 3.500% Senior Notes due 2016, 2.300% Senior Notes due 2017, 8.125% Senior Notes due 2019, 6.875% Senior Notes due 2020, 3.750% Senior Notes due 2023, 8.125% Senior Notes due 2040, and 7.000% Senior Notes due 2041 (collectively, the “Outstanding Notes”) as contemplated by the Registration Rights

Reynolds American, Inc.

November 4, 2015

Agreement dated July 15, 2015 by and among RAI, certain Guarantors, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC.

In our capacity as special counsel, we are familiar with the proceedings taken and proposed to be taken by SFNTC in connection with the authorization and issuance of the New Guarantee of SFNTC. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of SFNTC, RAI, the other Guarantors and others.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than SFNTC) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than SFNTC) of such documents and the validity and binding effect thereof on such parties (other than SFNTC).

In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2006 Indenture; (ii) the 2006 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2006 Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2006 Indenture; and (v) the New Notes will be duly authenticated by the Trustee in the manner provided in the 2006 Indenture.

Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:

1.	The New Guarantee of SFNTC has been duly authorized and executed by SFNTC, and, when (a) the Registration Statement is declared effective under the Securities

Reynolds American, Inc.

November 4, 2015

Act, (b) the 2006 Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the New Notes are duly executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Guarantee of SFNTC will have been duly delivered by SFNTC.

In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the State of New Mexico.

This opinion has been prepared for your use in connection with the Registration Statement and may be relied upon by Kilpatrick Townsend & Stockton LLP, counsel for RAI and the Guarantors, in connection with its opinion to RAI filed as an exhibit to the Registration Statement. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, BETZER, ROYBAL & EISENBERG, P.C.

By:	/s/ Benjamin C. Roybal
Benjamin C. Roybal